Exhibit 21.1
List of Subsidiaries of Upland Software, Inc. as of December 31, 2022

Upland Software Inc.
Upland Software UK Limited
Upland Software Australia Pty Ltd
Upland Software India Private Limited
Upland Software Ireland Limited
Return Fax 2000 Ltd.
Rapide Communications Ltd.
Rant & Rave Limited
Wire-E Limited
66099 Limited
Adestra Limited
Adestra Pty Limited
Altify, Ltd.
BlueVenn Group Limited
BlueVenn Group Holdings Limited
BlueDeveloper Limited
BlueVenn Holdings Limited
BlueVenn Limited
Upland AU Ops Pty Ltd
Objectif Lune Capture Inc.
Printsoft Holdings Pty Ltd
Printsoft Development
PrintSoft Products Pty Ltd.
Objectif Lune Asia Pty Ltd
Objectif Lune Malaysia Sdn. Bhd.
Upland Software B.V.
Objectif Lune France SAS
Objectif Lune GmbH
Objectif Lune Limited